Exhibit 21.1

CORPORATE PROPERTY ASSOCIATES 18 – GLOBAL INCORPORATED

LIST OF REGISTRANT SUBSIDIARIES

		State or Country of Incorporation
Name of Subsidiary	Ownership
25th Street Storage 18 (FL) LLC	100%	Delaware
AIR ENT (OH) LLC	100%	Delaware
CPA® 18 International Holding and Financing LLC	100%	Delaware
CPA® 18 Pan-European Holding Coöperatief U.A.	100%	Netherlands
CPA®:18 Limited Partnership	100%	Delaware
CPA®:18 Paying Agent LLC	100%	Delaware
CRWN (IN-SC) LLC	100%	Delaware
Cups Number One (DE) LLC	100%	Delaware
Østre Aker vei 88 AS (A/K/A ØAV 88 AS)	100%	Norway
Pleasant Hill GL 18 (FL) LLC	100%	Delaware
Pleasant Hill Storage 18 (FL) LLC	100%	Delaware
S Immorent Epsilon d.o.o.	80%	Croatia
S Immorent ETA d.o.o.	80%	Croatia
SFT INS (TX) LLC	50%	Delaware
Storage 18 ES Account (DE) LLC	100%	Delaware
WPC Agro 5 d.o.o.	80%	Croatia
WPC KONZ 18-2 B.V.	100%	Netherlands
WPC Siem 1 AS	100%	Norway
WPC Siem 1 AS	100%	Norway
WPC Siem 1 AS	100%	Norway
WPC Siem 18-3 B.V.	100%	Netherlands